EXHIBIT 8
                    BOSE McKINNEY & EVANS LLP
                  135 North Pennsylvania Street
                           Suite 2700
                  Indianapolis, Indiana  46204



April 16, 2001

Duke-Weeks Realty Corporation
600 East 96th Street, Suite 100
Indianapolis, Indiana  46240

Gentlemen:

     We have acted as counsel to Duke-Weeks Realty Corporation (the "Company") with respect to the preparation of a Registration Statement on Form S-3 (the "Registration Statement") for the sale of 149,802 shares of the Company's Common Stock, par value
$.01 per share (the "Common Stock") by certain shareholders in connection with the exchange for Common Stock of units of partnership interest of Duke-Weeks Realty Limited Partnership (the "Operating Partnership"). In connection therewith, you have requested our opinion with respect to the Company's continued qualification as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). You have also requested our opinion regarding certain United States Federal income tax consequences to the Company and its shareholders of the qualification of the Company as a REIT under the Code. All capitalized terms used herein have their respective meanings as set forth in the Registration Statement unless otherwise stated. The Company is an Indiana corporation which has qualified as a REIT within the meaning of Section 856(a) of the Code, for each of its taxable years from and including the first taxable year for which it made an election to be taxed as a REIT, and intends to continue to so qualify.

     In rendering the opinions stated below, we have examined and relied, with your consent, upon the following:

       (i)  The Registration Statement;
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Duke-Weeks Realty Corporation
April 16, 2001
Page 2


      (ii)  The Second Amended and Restated Agreement of Limited
Partnership of the Operating Partnership;

     (iii)  The Second Amended and Restated Agreement of Limited
Partnership of the Services Partnership;

      (iv) Such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter.

     In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures on each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct, (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms and (vi) the Company, the Operating Partnership and the Services Partnership at all times will be organized and operated in accordance with the terms of such documents. We have further assumed the accuracy of the statements and descriptions of the Company's, the Operating Partnership's and the Services Partnership's intended activities as described in the Registration Statement and the reports incorporated therein by reference.

     For purposes of rendering the opinions stated below, we have also assumed, with your consent, the accuracy of the representations contained in the Certificate of Representations provided to us by the Company, the Operating Partnership and the Services Partnership. These representations generally relate to the classification and operation of the Company as a REIT and the organization and operation of the Operating Partnership and the Services Partnership. Our

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Duke-Weeks Realty Corporation
April 16, 2001
Page 3


opinions are further based upon the Company's receipt of a letter ruling from the Internal Revenue Service ("IRS") dated September 30, 1994 which concluded that the Company's and the Operating Partnership's distributive shares of the gross income of the Services Partnership will be in proportion to their respective percentage shares of the capital interests of the partners of the Services Partnership.

     We have also reviewed the Registration Statement as to its sections concerning certain United States Federal income tax consequences to the Company and its shareholders of the qualification of the Company as a REIT under the Code. Based upon and subject to the foregoing, we are of the opinion that:

     1. Assuming the Company was organized in conformity with and has satisfied the requirements for qualification and taxation as a REIT under the Code for each of its taxable years from and including the first taxable year for which the Company made the election to be taxed as a REIT through 1993, the proposed methods of operation of the Company, the Operating Partnership and the Services Partnership since and including 1994 as described in the Registration Statement and as represented by the Company, the Operating Partnership and the Services Partnership has permitted and will permit the Company to continue to qualify to be taxed as a REIT for all years since and including 1994 and for its current and subsequent taxable years; and

     2. The tax consequences to the Company and its shareholders of qualification of the Company as a REIT under the Code will be consistent with the discussion contained in the section entitled "Federal Income Tax Considerations" in the Registration Statement.

     The opinions set forth in this letter represent our conclusions as to the application of federal income tax laws existing as of the date of this letter to the transactions described herein. We

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Duke-Weeks Realty Corporation
April 16, 2001
Page 4


can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede our opinions. Moreover, there can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Further, the opinions set forth above represent our conclusion based upon the documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the opinions referred to herein. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of the facts referred to in this letter.

     We express no opinion as to any federal income tax issue or other matter except those set forth or confirmed above. We consent to the filing of this opinion as an exhibit to the Registration Statement

Very truly yours,

/s/  BOSE McKINNEY & EVANS LLP